EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”), dated as of the 15th day of May, 2006, is made and entered into by and among a21, Inc., a Texas corporation (“a21”) and the persons signatory hereto, (collectively the “Shareholders”).

WHEREAS, the Shareholders are the holders of 10,000 shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of a21, which shares of Preferred Stock were issued to the Shareholders on May 15, 2006 (the “Original Issue Date”) pursuant to the terms of that certain Merger Agreement by and among a21, the Shareholders and the other parties thereto dated as of May 15, 2006 (the “Merger Agreement”); and

WHEREAS, a21 is authorized to issue one hundred million (100,000,000) shares of Common Stock par value $0.001 per share (“Common Stock”); and

WHEREAS, pursuant to the terms of the Merger Agreement, the Shareholders are entitled to exchange their shares of Preferred Stock for shares of Common Stock, but a21 does not have a sufficient number of authorized shares of Common Stock available to issue to the Shareholders upon exchange of the Preferred Stock.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, and sufficiency of which are hereby acknowledged and intending to be legally bound hereby the parties agree as follows:

1.  Exchange Rights at Option of the Holder. At any time prior to the receipt of a Company Notice (as defined below) or the Redemption Date (as defined below), each share of Preferred Stock shall be exchangeable, at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, for such number of shares of fully paid, non-assessable shares of Common Stock equal to (a) the Stated Value, as hereinafter defined, divided by (b) the greater of the Average Price and the Minimum Exchange Price, each as hereinafter defined. The rate at which shares of Preferred Stock may be exchanged for shares of Common Stock, shall be subject to adjustment as provided below. “Average Price” shall mean the average of the Closing Price of the Common Stock for the 20 Trading Day period ending one Trading Day prior to the date notice of the exchange is sent by a Shareholder to a21. "Closing Price" shall mean the closing price of the Common Stock on the principal national securities exchange (which for purposes of this definition shall include the Nasdaq Stock Market, Inc. and the OTC Bulletin Board) on which the shares of Common Stock are then traded, or if the shares of Common Stock are not traded on a principal national securities exchange, the mean of the bid and asked prices of a share of Common Stock in the over-the-counter market. “Minimum Exchange Price” means $.75. “Stated Value” shall mean $315.00. "Trading Day" shall mean any day on which the shares of Common Stock are traded on their principal trading market. Therefore, assuming that the Average Price on a given day was less than $0.75, and the Minimum Exchange Price was $.75 per share, each share of Series A Preferred Stock would, as of such date, be exchangeable into 420 shares of Common Stock. If at least two-thirds of the Preferred Stock issued in connection with the Merger Agreement has been converted into Common Stock, then all other shares of Preferred Stock shall be deemed to have been converted into Common Stock on the last date that the last of the Shareholders owning at least two-thirds of the Preferred Stock converted their Preferred Stock.

2.  Exchange/Redemption Rights at Option of a21.

(a)  At any time after the Authorization Date (as defined below), the then outstanding shares of Preferred Stock shall be exchangeable, at the option of a21, and without the payment of additional consideration by the holder thereof, for such number of fully paid non-assessable shares of Common Stock equal to the Stated Value divided by eighty-five percent (85%) of the Average Price at the time of notice by a21 to the Representative.

(b)  At any time prior to exchange of the Preferred Shares into Common Stock, the then outstanding shares of Preferred Stock shall be redeemable at the option of a21, in exchange for an amount in cash equal to the Stated Value multiplied by the number of shares of Preferred Stock which are to be redeemed, plus five percent (5%) per annum on such redemption amount, compounded annually, computed from the Original Issue Date through and including the date the shares are redeemed.

3.  Securities Law Representations. Each Shareholder by accepting the Preferred Stock represents that the Shareholder is acquiring the Preferred Stock for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Shareholder will not sell or otherwise dispose of the Preferred Stock or the underlying Common Stock in violation of applicable securities laws. Each Shareholder acknowledges that the certificates representing any shares of Preferred Stock or Common Stock will bear a legend indicating that such securities have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) and may not be sold by such Shareholder except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the 1933 Act and in accordance with federal and state securities laws.

4.  Authorized Shares of Common Stock. The Shareholders understand that the Company does not currently have a sufficient number of authorized shares of Common Stock available to issue upon exchange of the Preferred Stock. The Company hereby agrees to use commercially reasonable efforts to increase the number of its authorized shares of Common Stock to cover the number of shares of Common Stock that would be issuable upon exchange of the Preferred Stock. The date on which a21 increases its authorized shares of Common Stock to cover the number of shares of Common Stock that would be issuable upon exchange of the Preferred Stock is referred to in this Agreement as the “Authorization Date”. The Company acknowledges that the Company will be obligated to pay damages to the Shareholders if the Authorization Date is later than July 30, 2006 pursuant to the terms of Section 8.5(b) of the Merger Agreement.

5.  Fractional Shares. No fractional shares of Common Stock shall be issued upon exchange of the shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, a21 shall pay cash equal to such fraction multiplied by the then effective Closing Price of a share of Common Stock.

6.  Mechanics of an Exchange/Redemption.

(a)  In case of an exchange pursuant to Section 1, in order for a holder of shares of Preferred Stock to exchange shares of Preferred Stock for shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the principal office of a21, together with written notice (the “Exchange Notice”) to a21 that such holder elects to exchange all or any number of the shares of Preferred Stock represented by such certificate or certificates. The Exchange Notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by a21, certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to a21, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The date of receipt of such certificates and the Exchange Notice by a21 shall be the exchange date (the "Exchange Date").

i)  In the event that the Exchange Date is prior to the Authorization Date, such holder will not be entitled to receive the Common Stock issuable to such holder upon such exercise until the Authorization Date, provided that, as promptly as practicable after the Authorization Date, a21 shall deliver to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such holder would have been entitled as of the Exchange Date, together with cash in lieu for any fraction of a share.

ii)  In the event that the Exchange Date is after the Authorization Date, a21 shall, as promptly as practicable after the Exchange Date, deliver to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu for any fraction of a share.

(b)  In case of an exchange pursuant to Section 2(a), in order for a21 to cause the holders of shares of Preferred Stock to exchange their shares of Preferred Stock for shares of Common Stock, a21 shall deliver to each holder of Preferred Stock, at least ten days prior to the date the exchange is to take place, a written notice (the “Company Notice”) that a21 has elected to require such holder to exchange the outstanding shares of Preferred Stock into shares of Common Stock, together with its calculation of the number of shares of Common Stock that such holder is entitled to receive upon surrender of such holder’s shares of Preferred Stock. In order to receive certificates representing shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the principal office of a21, together with the name, if any, of any person other than the holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by a21, certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to a21, duly executed by the registered holder or such holder’s attorney duly authorized in writing. For purposes of Section 2(a), the Exchange Date shall be the date of receipt by the holders of the shares of Preferred Stock of the Company Notice. a21 shall, as soon as practicable after the Exchange Date, deliver to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. On and after the Exchange Date, such holder or such holder’s nominees shall be deemed to be the record owner of such shares of Common Stock and have all the rights appertaining thereto.

(c)  In case of a redemption pursuant to Section 2(b), in order for a21 to cause the holders of shares of Preferred Stock to surrender their shares of Preferred Stock for cash, a21 shall deliver to each holder of shares of Preferred Stock, at least ten days prior to the date the redemption is to take place (the “Redemption Date”), a written notice (the “Redemption Notice”) that a21 has elected to require such holder to surrender outstanding shares of Preferred Stock for cash, together with its calculation of the amount of cash (the “Price”) that such holder is entitled to receive upon surrender of such holder’s shares of Preferred Stock. The Shareholders may exchange their shares of Preferred Stock in accordance with Section 1 up to the close of business on the business day immediately prior to the Redemption Date. In order to receive the Price, such holder shall surrender the certificate or certificates for such shares of Preferred stock at the principal office of a21. If required by a21, certificates surrendered shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to a21, duly executed by the registered holder or such holder’s attorney duly authorized in writing. a21 shall, as soon as practicable after receipt of the certificates for Preferred Stock, deliver to such holder of Preferred Stock a certified or bank check for the Price for such shares.

(d)  All shares of Preferred Stock which shall have been surrendered or deemed to have been surrendered for exchange or redemption as herein provided shall be cancelled by a21 and shall no longer be deemed to be outstanding. All rights with respect to such cancelled shares, including the right, if any, to receive notices and to vote, shall immediately cease and terminate on the Exchange Date, except only the right of the holders thereof to receive certificates representing shares of Common Stock and cash in lieu of fractional shares in exchange therefor or the Price in cash as the case may be.

7.  Reservation of Shares. a21 shall at all times after the Authorization Date when shares of Preferred Stock are outstanding, reserve for the purpose of effecting the exchange of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the exchange of all outstanding shares of Preferred Stock.

8.  Adjustments to Exchange Price.

(a)  Adjustment for Stock Splits and Combinations. If a21 shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding shares of Common Stock, the Minimum Exchange Price in effect immediately before that subdivision shall be proportionately decreased. If a21 shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Minimum Exchange Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)  Adjustment for Certain Dividends and Distributions. In the event a21 at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Minimum Exchange Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Minimum Exchange Price by a fraction:

(x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the close of business on such record date (or, if there is no record date, immediately prior to the time of such issuance); and

(y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the close of business on such record date (or, of there is no record date, immediately prior to the time of such issuance) plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Minimum Exchange Price shall be recomputed as of the close of business on such record date.

(c)  Adjustments for Stock Splits, Reverse Stock Splits, Other Dividends and Distributions. In the event a21 at any time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of a21 other than shares of Common Stock, or shall subdivide its outstanding Common Stock or combine its outstanding Common Stock into a smaller number of shares of Common Stock, then and in each such event a21 shall make provision so that the holders of the shares of Preferred Stock shall receive upon exchange thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of a21 that they would have received had the shares of Preferred Stock been exchanged for shares of Common Stock immediately prior to the date of such event and had they thereafter, during the period from the date of such event to and including the Exchange Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 8(c) with respect to the rights of the holders of shares of Preferred Stock.

(d)  Adjustment for Reclassification, Exchange or Substitution. If the shares of Common Stock issuable upon the exchange of the shares of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to exchange such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock for which such shares of Preferred Stock might have been exchanged immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(e)  Adjustment for Merger, Consolidation or Sale of Assets. In case of any merger or consolidation of a21 with or into another corporation, or the sale of all or substantially all the assets of a21 to another person, each share of Preferred Stock shall be exchangeable (or shall be exchanged for a security which shall be exchangeable) for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon exchange of such shares of Preferred Stock would have been entitled upon such merger, consolidation or sale of all or substantially all the assets of a21.

(f)  Anti Dilution for Additional Issuances. If a21 issues any additional shares of Common Stock, or warrants or other securities convertible, exercisable or exchangeable for Common Stock, at a purchase, conversion, exercise or exchange price, as the case may be, less than the Minimum Exchange Price, the Minimum Exchange Price shall be adjusted to equal the price determined by multiplying the Minimum Exchange Price by a fraction, the denominator of which shall be the fully diluted number of shares of Common Stock outstanding immediately after giving effect to such transaction, and the numerator of which shall be the fully diluted number of shares of Common Stock that would have been outstanding immediately after such transaction if the purchase, conversion, exercise or exchange price, as the case may be, were the Minimum Exchange Price. For the purposes hereof, additional shares of Common Stock shall not include shares of Common Stock or warrants or other securities exercisable, convertible or exchangeable into Common Stock (i) issued to officers, directors, employees of and consultants to the Company and/or its subsidiaries pursuant to stock option, stock purchase or similar plans, (ii) shares of Common Stock issued in connection with any event for which adjustment is required to be made pursuant to another provision of this Agreement, or (iii) shares of Common Stock issued in connection with securities issued and outstanding prior to the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding any other provision contained herein, in no event may the Minimum Exchange Price be reduced to below 80% of Minimum Exchange Price (after taking account any adjustments to the Minimum Exchange Price pursuant to Sections 8(a)-(e)) pursuant to the provisions of this Section 8(f).

(g)  No Impairment. Without limiting the foregoing, a21 shall use its best efforts to carry out all the provisions of this Section 8 and to take all such action as may be necessary or appropriate in order to protect against impairment the rights of the holders of shares of Preferred Stock to exchange their shares in accordance herewith.

9.  Other Notices. In case at any time:

(a)  a21 shall declare any dividend upon Common Stock payable in cash or stock or make any other distribution to the holders of Common Stock;

(b)  a21 shall offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or other rights;

(c)  there shall be any capital reorganization or reclassification of the capital stock of a21, or a consolidation or merger of a21 with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

(d)  there shall be a voluntary or involuntary dissolution, liquidation or winding up of a21;

then, in any one or more of said cases, a21 shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of a21, (a) at least 20 days’ prior written notice of the date on which the books of a21 shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

10.  Lock-up.

(a)  If any shares of Preferred Stock are exchanged by the holder of Preferred Stock pursuant to Section 1 and the shares of Common Stock issued upon exchange of the Preferred Stock are legally salable or transferable by the holder thereof at any time after the issuance of the shares of Common Stock, then:

i)  1/3 of the shares of Common Stock issued upon such exchange may be sold or otherwise transferred by the holder of the shares of Common Stock at any time after exchange;

ii)  1/3 of the shares of Common Stock issued upon such exchange may be sold or otherwise transferred by the holder of the shares of Common Stock at any time after the nine month anniversary of the date the exchange; and

iii)  any remaining the shares of Common Stock issued upon such exercise may be sold or otherwise transferred by the holder of the shares of the shares of Common Stock at any time after the fifteen month anniversary of the date of the exchange.

(b)  If any shares of Preferred Stock are exchanged by a21 pursuant to Section 2(a) and the shares of Common Stock issued upon exchange of the Preferred Stock are legally salable or transferable by the holder thereof at any time after the issuance of the shares of Common Stock, then:

i)  1/3 of the shares of Common Stock issued upon such exchange may be sold or otherwise transferred by the holder of the shares of Common Stock at any time after exchange;

ii)  1/3 of the shares of Common Stock issued upon such exchange may be sold or otherwise transferred by the holder of the shares of Common Stock at any time after the three month anniversary of the date the exchange; and

iii)  any remaining the shares of Common Stock issued upon such exercise may be sold or otherwise transferred by the holder of the shares of the shares of Common Stock at any time after the six month anniversary of the date of the exchange.

11.  Amendments. This Agreement shall not be modified, amended or terminated without the written consent of all of the parties hereto.

12.  Further Assurances. Each of the parties hereto shall use its commercially reasonable efforts to do all things necessary and advisable to make effective the transaction contemplated hereby and shall cooperate and take such action as may be reasonably requested by the other party in order in carry out fully the provisions and purposes of this Agreement and the transactions contemplated thereby.

13.  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile) each of which shall be deemed to be an original, or which together shall constitute one in the same instrument.

14.  Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Each party agrees that it will bring any action or proceeding in respect to any claim arising out of or related to this Agreement or the transaction whether in tort or contract or at law and equity, exclusively in the U.S. District Court for the Southern District of New York (the “Chosen Courts”). In connection with such claims arising out of or related to this Agreement or the transaction, each party irrevocably submits to the exclusive jurisdiction of the Chosen Courts, waives any objection to laying venue in any such action or proceeding in the Chosen Courts, waives any objection that the Chosen Courts are on inconvenient forum or do not have jurisdiction over any of the parties, agrees that service of process in person or by certified or registered mail to its address will constitute valid in person or service upon such party and its successors and assigns in any action or proceeding with respect to any matter as to which it has submitted to jurisdiction hereunder.

15.  Registration Rights. The Company acknowledges that the Shareholders have “piggy-back” registration rights pursuant to the terms of Sections 8.6 and 8.7 of the Merger Agreement.

16.  Taxes. The Company will pay, when due and payable, any and all federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any shares of Common Stock upon exchange of the Preferred Stock.

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IN WITNESS WHEREOF, this Exchange Agreement has been executed as of the day and year first above written.

a21, Inc.

By:
Title

Stockholder:

If an entity:

Name:

By:
Name:
Title

If an individual:

Name: